Exhibit 10-D

SUMMARY COMPENSATION SHEET

The following summarizes certain compensation decisions taken by the Compensation Committee (the "Committee") and/or the Board of Directors ("Board") of Shoe Carnival, Inc. (the "Company"), with respect to the compensation of the Company’s executive officers and directors.

1. 2026 Base Salary

The Committee approved the following base salaries for the Company’s executive officers effective for Fiscal 2026:

Name	Title	Base Salary

Clifton E. Sifford (1)	Interim President and Chief Executive Officer and Vice Chairman of the Board	$1,000,000

W. Kerry Jackson	Executive Vice President – Chief Financial Officer	$585,000

Marc A. Chilton	Senior Executive Vice President - Chief Operating Officer	$644,000

Tanya E. Gordon	Executive Vice President - Chief Merchandising Officer	$560,000

(1)
Commencing effective February 24, 2026 and continuing throughout the period Mr. Sifford serves as Interim President and Chief Executive Officer and Vice Chairman of the Board of the Company, Mr. Sifford will receive an annual base salary of $1,000,000 and will continue to receive an additional monthly stipend in the amount of $2,957.

J. Wayne Weaver, Chairman of the Board, will receive a base salary of $400,000 for Fiscal 2026, with $300,000 payable in cash and $100,000 in an equity award, valued as of the date of grant, under the Company's equity incentive plan. The equity award will be granted to Mr. Weaver on the date of the annual meeting of shareholders and will be fully vested upon grant.

Patrick C. Edwards, the Company's Senior Vice President, Controller and Treasurer and one of the Company's named executive officers, will receive a base salary of $325,000 for Fiscal 2026.

2. Director's Compensation

The Company pays the following to its non-employee Directors:

Annual Cash Retainer	$80,000
Annual Committee Chair Cash Retainer
• Audit Committee	$15,000
• Compensation Committee	$10,000
• Nominating and Governance Committee	$7,500
Annual Committee Member Cash Retainer (including Chairs)
• Audit Committee	$10,000
• Compensation Committee	$7,500
• Nominating and Governance Committee	$5,000
Annual Lead Director Cash Retainer	$15,000

Non-employee Directors will annually receive an equity award valued at $100,000 as of the date of grant under the Company’s equity incentive plan and restrictions will lapse on January 2nd of the year following the year in which the grant was made.

The Company also reimburses all Directors for all reasonable out-of-pocket expenses incurred in connection with meetings of the Board.